CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. BRACKETS (“[***]”) DENOTE OMISSIONS.

ON24, INC.
SIXTH AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

August 31, 2021

This SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of August 31, 2021, by and between Comerica Bank, a Texas banking association (“Bank”) and ON24, INC., a Delaware corporation (“Borrower”).
RECITALS
Borrower and Bank are parties to that certain Fifth Amended and Restated Loan and Security Agreement dated as of January 16, 2019, as amended from time to time prior to the date hereof, including without limitation, by that certain First Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of June 28, 2019, that certain Second Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of April 29, 2020, and that certain Third Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of July 31, 2020 (collectively, together with any other related documents, the “Original Agreement”), pursuant to which Bank agreed to extend and make loans available to Borrower upon terms and conditions contained therein.
Borrower and Bank desire to amend and restate the Original Agreement in accordance with the terms set forth in this Agreement.
Bank is willing to amend and restate the Original Agreement, subject to the terms and conditions hereinafter set forth and the documents to be executed in connection herewith. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
1.2Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All accounting terms not specifically or completely defined on Exhibit A hereto shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. If at any time any change (or implementation of a previously agreed upon change) in GAAP would affect the computation of any financial ratio or requirement (including any negative covenant “basket”) set forth in any Loan Document, and Borrower shall request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) Borrower(s) shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
2.LOAN AND TERMS OF PAYMENT.
1.1Credit Extensions.
(a)Promise to Pay. Borrower promises to pay to the order of Bank, in lawful money of the United States, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

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(b)Advances Under Revolving Line.
(i)Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit. Except as set forth in this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and re-borrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Any repayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so repaid.
(ii)Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank (which notice shall be irrevocable) no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notice shall be made in accordance with Section 2.3(c) hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. The notice shall be signed by a Responsible Officer. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.
(iii)Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance and shall include terms (including, without limitation, the expiration date thereof) acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of letter of credit application and agreement (as such form may be amended, restated, supplemented, replaced, or otherwise modified from time to time) and any other agreement that Borrower may enter into with the Bank in connection with the Letters of Credit. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.
(iv)Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services (as such forms may be amended, restated, supplemented, replaced, or otherwise modified from time to time) and any other agreement that Borrower may enter into with the Bank in connection with the Credit Card Services, which Borrower hereby agrees to execute.
(v)Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s reasonable satisfaction its obligations with respect to any Letters of Credit or Credit Card Services that may extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such

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obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit and/or Credit Card Services; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrower shall immediately deposit such additional funds as are necessary to fully secure such obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or Credit Card Services are outstanding or continue.
(c)Bank’s Records. The amount and date of each Advance, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Agreement, when due in accordance with the terms hereof.
1.2Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit, at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.
1.3Interest Rates Provisions and Payments.
(a)Interest Rates.
(i)Advances. The Advances shall bear interest, on the outstanding daily balance thereof, at the Prime Referenced Rate plus the Applicable Margin.
(ii)Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Agreement at any time exceed the maximum rate permitted by law. THE MAXIMUM INTEREST RATE SHALL NOT EXCEED THE HIGHEST APPLICABLE USURY CEILING.
(b)Payments.
(i)Accrued and unpaid interest on the unpaid principal balance of the Obligations shall be payable monthly, in arrears, on the first Business Day of each month, from the date made until the same is paid in full (whether in accordance with the terms hereof, by acceleration, or otherwise). In the event that any payment becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and additional fees or interest, as the case may be, shall continue to accrue and be payable thereon during such extension at the rates set forth hereto. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.
(ii)Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless

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of source of payment. Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. Any payment by check or other item of payment Bank may receive will conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Any payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.
(c)Advance Requests.
(i)Borrower may request an Advance hereunder either (i) upon the delivery to Bank of a written Request for Advance duly completed and executed by Borrower or, (ii) to the extent applicable, pursuant to a request submitted through Bank’s Loan Management System (each a “Request”).
(ii)In the event that Borrower is unable to request an Advance hereunder through the Bank’s Loan Management System, Advances hereunder may be requested by delivery or submission to Bank by hand delivery, first class mail, overnight courier, facsimile, email or other means of delivery acceptable to Bank, of a written Request duly completed and executed by Borrower. An Advance hereunder may be requested in Borrower’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by Borrower that same day by submission to Bank of a written Request, as provided herein. Borrower acknowledge(s) that if Bank makes an Advance based on a request made by telephone, facsimile, email or other means of delivery (other than by hand delivery, first class mail or overnight courier), it shall be for Borrower’s convenience and all risks involved in the use of any such procedure shall be borne by Borrower, and Borrower expressly agree(s) to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone, facsimile, email or any such other means of delivery. In the event that Borrower elect(s) to request an Advance by telephonic notice, facsimile, email or other means of delivery acceptable to Bank, Borrower acknowledge(s) and agree(s) that Bank may impose or require such verification, authentication and other procedures as Bank may require from time to time.
(d)Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
(i)If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest hereunder (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Agreement or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Agreement by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
(ii)In the event that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and

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liquidity), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and/or liquidity and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.
1.4Fees and Bank Expenses. Borrower shall pay to Bank the following:
(a)Facility Fee. On the Closing Date, a fee equal to [***], which shall be nonrefundable;
(b)Unused Facility Fee. A quarterly Unused Facility Fee equal to fifteen hundredths of one percent (0.15%) per annum of the difference between the Revolving Line and the average outstanding principal balance of the Obligations during the applicable quarter, which fee shall be payable in arrears within five (5) days of the last day of each such quarter and shall be nonrefundable; and
(c)Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.
1.5Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
3.CONDITIONS OF LOANS.
1.1Initial Conditions Precedent to Credit Extensions. The obligation of Bank to make a Credit Extension on or after the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)this Agreement and the other Loan Documents required by Bank;
(b)an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;
(c)a financing statement amendment and other filings as Bank determines are necessary to perfect all security interests granted to Bank by Borrower;
(d)the Itemization of Amount Financed Disbursement Instructions signed by a Responsible Officer of Borrower;
(e)agreement to furnish insurance;
(f)payment of the fees and Bank Expenses then due as specified in Section 2.4;
(g)current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
(h)an audit of the Collateral, the results of which shall be satisfactory to Bank;

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(i)current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended quarter in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;
(j)current Compliance Certificate in accordance with Section 6.2;
(k)a Collateral Information Certificate;
(l)an Automatic Loan Payment Authorization;
(m)a Consent to Electronic Delivery of Terms and Conditions, ESign Disclosure and Consent, duly consented to by Borrower and authorized signers; and
(n)such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
1.2Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension is further subject to the following conditions:
(a)timely receipt by Bank of the Request for Advance as provided in Section 2.1;
(b)there has occurred no circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect;
(c)the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Request for Advance and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and (i) no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension, (ii) after giving effect to such Advance, the aggregate principal amount of Advances made under this Agreement (excluding refundings and conversions of outstanding Advances) shall not exceed the lesser of the Revolving Line or the Borrowing Base, and (iii) a Request for Advance once delivered or submitted to Bank, shall not be revocable by the undersigned. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
1.3Post-Closing Covenants. Unless otherwise agreed to in writing by Bank, Bank shall have received, in form and substance satisfactory to Bank:
(a)within forty-five (45) days after the Closing Date, for each of the Collateral locations at (i) 200 Paul Avenue, San Francisco, CA 94124 and (ii) 11900 East Cornell Avenue, Suite A, Aurora, CO 80014, Borrower shall have used commercially reasonable efforts to deliver a landlord waiver, executed by the landlord of each such location, as applicable, and provide a copy of the lease for each such location, as applicable;
(b)within forty-five (45) days after the Closing Date, (i) a control agreement covering Borrower’s accounts maintained with U.S. Bank National Association, and (ii) a control agreement covering Borrower’s accounts maintained with Comerica Securities, Inc., both executed by each party thereto; and
(c)within thirty (30) days after the Closing Date, (i) certificates of property and general liability insurance, and (ii) additional insured, loss payee and other endorsements required under this Agreement.
4.CREATION OF SECURITY INTEREST.

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1.1Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Subject to Permitted Liens and except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property without Bank’s prior written consent. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
1.2Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction, provided, however, Bank shall use commercially reasonable efforts to promptly notify Borrower of any such filing, although failure by Bank to provide such notification will not be considered a breach under this Agreement. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral with a value in excess of One Million Dollars ($1,000,000) is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.
1.3Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect (or if physical copies are not available for inspection, Borrower shall promptly provide or make available in satisfactory form to Bank) Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
1.4Pledge of Shares. Borrower hereby pledges, assigns and grants to Bank a security interest in all shares of stock which are part of the Collateral (collectively, the “Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon the occurrence of an Event of Default hereunder, Borrower will deliver to Bank the certificate or certificates for the Shares, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give

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consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
1.1Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
1.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
1.3Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as set forth in the Schedule, all Collateral is located solely in the Collateral States. The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Account. No licenses or agreements giving rise to such Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.
1.4Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Other than this Agreement, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in the Intellectual Property.
1.5Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office and principal place of business of Borrower is located at the address indicated in Section 10 hereof.
1.6Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.
1.7No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date

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thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
1.8Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
1.9Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has complied in all material respects with all environmental laws, regulations and ordinances. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.
1.10Investments. Borrower does not own any Equity Interests of any Person, except for Permitted Investments.
1.11Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
1.12Restricted Agreements. Except as disclosed on the Schedule or as timely disclosed in writing to Bank pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any Restricted Agreement.
1.13Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
1.14Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present (or threatened in writing) suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
1.15No Material Adverse Effect. No Material Adverse Effect has occurred.

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6.AFFIRMATIVE COVENANTS.
Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
1.1Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
1.2Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar quarter, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within two hundred ten (210) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Million Dollars ($1,000,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than ninety (90) days after the end of Borrower’s fiscal year, Borrower’s financial and business projections and budget for the immediately following year, including a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Borrower’s operations during such period, with evidence of approval thereof by Borrower’s Board of Directors; (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (viii) within thirty (30) days of the last day of each calendar quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property.
(a)(i) Prior to the occurrence of the Cash Trigger Event, within thirty (30) days after the last day of each calendar quarter, Borrower shall deliver to Bank aged listings by invoice date of accounts receivable and accounts payable, each in form and substance reasonably acceptable to Bank and certified by a Responsible Officer; and (ii) effective after the occurrence of the Cash Trigger Event, within thirty (30) days after the last day of each month, Borrower shall deliver to Bank (x) a Borrowing Base Certificate in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, (y) a committed monthly recurring revenue report, and (z) a trailing twelve (12) month renewal rate report (or similar report as currently prepared by Borrower as of the Closing Date), each in form and substance reasonably acceptable to Bank and certified by a Responsible Officer.

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(b)Within thirty (30) days after the last day of each calendar quarter, Borrower shall deliver to Bank with the financial statements a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit E hereto.
(c)For each account Borrower maintains with an institution other than Bank which is covered by control agreements in form and substance satisfactory to Bank, within thirty (30) days after the last day of each month, Borrower shall deliver to Bank copies of the monthly statements for such account.
(d)As soon as possible and in any event within three (3) days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
(e)Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and Books, and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing. Borrower shall provide or make available Borrower’s Accounts, Books or Collateral in order for Bank to conduct its audit pursuant to this Section or inspection pursuant to Section 4.3 hereto.
Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate (as applicable) and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.
1.3Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than One Million Dollars ($1,000,000).
1.4Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
1.5Insurance. Borrower will keep the Collateral in good condition and will protect it from loss, damage, or deterioration from any cause. Borrower has and will maintain at all times (a) with respect to the Collateral, insurance under an “special form” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Bank. All personal property and hazard insurance policies shall be with financially sound and reputable insurance companies in amount, form and content, and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations as Borrower, and shall contain a lender’s loss payable endorsement in favor of and acceptable to Bank.  All general liability insurance policies shall be in amount, form and content, and written by companies as may be satisfactory to Bank, and shall show Bank as an additional insured. All such policies shall contain a provision whereby they may not be canceled except upon thirty (30) days’

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prior written notice to Bank. Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. Borrower hereby appoints Bank, or any employee or agent of Bank, as Borrower’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank, or any employee or agent of Bank, on behalf of Borrower, so long as an Event of Default then exists, to adjust and compromise any loss under said insurance and to endorse any check or draft payable to Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Obligations; provided, however, that Bank shall not be required hereunder so to act. If Borrower fails to maintain insurance called for by this Section 6.5, Bank has the option (but not the obligation) to do so and Borrower agrees to repay all amounts so expended to Bank immediately upon demand, together with interest at the highest lawful default rate which could be charged by Bank on any Obligations. Such amounts so expended by Bank shall constitute Obligations secured by this Agreement.
1.6Accounts. Borrower shall maintain all of its primary depository, operating and merchant services accounts located in the United States with Bank.
1.7Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:
(a)Debt to EBITDA Coverage. Applicable only (x) after the occurrence of a Cash Trigger Event and (y) when the current portion of Indebtedness owing to Bank (including amounts outstanding under the Line of Credit Sublimit and Credit Card Services Sublimit) (the “Bank Debt”) exceeds Five Million Dollars ($5,000,000), a ratio of at least [***], tested quarterly, of (a) the sum of Bank Debt plus capitalized leases and equipment leases, to (b) Adjusted EBITDA for the trailing four (4) quarters.
1.8Registration of Intellectual Property Rights.
(a)Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.
(b)Borrower shall give Bank written notice within thirty (30) days after the end of each calendar quarter of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.
(c)Borrower shall give Bank written notice within thirty (30) days after the end of each calendar quarter of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.
(d)Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets that Borrower reasonably determines to be material to Borrower’s business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.
1.9Restricted Agreement Consents. Prior to entering into or becoming bound by any material inbound license or agreement, Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

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1.10Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
1.11Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary (other than Excluded Subsidiaries) creates or acquires any direct or indirect Subsidiary or Affiliate, Borrower and such Subsidiary or Affiliate shall notify Bank within thirty (30) days after the creation or acquisition of such new Subsidiary or Affiliate that is not an Excluded Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary or Affiliate to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary.
7.NEGATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower shall not do any of the following without Bank’s prior written consent:
1.1Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.
1.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office or principal place of business without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without ten (10) days prior written notification to Bank (unless such prior written notification is not commercially practicable, in which event Borrower shall provide written notification to Bank promptly (and in no event later than five (5) days) following such replacement); engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control. Borrower shall use commercially reasonable efforts to obtain a landlord waiver acceptable to Bank in its reasonable discretion for any leased location at which Collateral with a value in excess of $1,000,000 is located.
1.3Mergers or Acquisitions. Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same.
1.4Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.
1.5Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property (including Borrower’s Intellectual Property).
1.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that Borrower may (i) repurchase the Equity Interests of former employees pursuant to equity repurchase agreements as long as an Event of Default does

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not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the Equity Interests of former employees pursuant to equity repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.
1.7Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.
1.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person other than equity financings with existing investors of Borrower which does not result in a Change in Control and the terms of such equity financing do not conflict or violate the terms of this Agreement.
1.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
1.10Inventory and Equipment. Store the Inventory or the Equipment with an aggregate value in excess of One Million Dollars ($1,000,000) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment with an aggregate value in excess of One Million Dollars ($1,000,000) only at the location set forth in Article 10, the locations disclosed in the current Schedule, and such other locations of which Borrower has (i) provided Bank prior written notice and (ii) taken all necessary action as requested by Bank in order to ensure that assets located at such locations are secured and that Bank has a perfected, first priority Lien on such assets (including, without limitation, executing additional security documentation and obtaining landlord waivers, mortgage waivers, bailee waivers, or equipment waivers in form and substance reasonably satisfactory to Bank).
1.11No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1Payment Default. If Borrower fails to pay any of the Obligations when due;
8.2Covenant Default.

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(a)If Borrower fails to perform any obligation under Section 6.2, 6.4, 6.5, 6.6 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or
(b)If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
8.3Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.
8.4Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);
8.5Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that would reasonably be expected to have a Material Adverse Effect;
8.7Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;
8.8Judgements; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower to pay an aggregate amount of One Million Dollars ($1,000,000) or greater shall be rendered against Borrower and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements are agreed upon by Borrower for the payment by Borrower of an aggregate amount of One Million Dollars ($1,000,000) or greater or that could reasonably be expected to have a Material Adverse Effect.
8.9Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

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9.BANK’S RIGHTS AND REMEDIES.
8.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);
(b)Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn or outstanding Credit Card Services, as collateral security for the repayment of any future drawings under such Letters of Credit, or outstanding Credit Card Services, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit or Credit Card Services fees, and Borrower shall promptly deposit and pay such amounts;
(c)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;
(d)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(e)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(f)Set off and apply to the Obligations any and all (i) payments received by Bank, (ii) balances and deposits of Borrower held by Bank, and (iii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;
(g)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(h)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

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(i)Bank may credit bid and purchase at any public sale;
(j)Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and
(k)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
8.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
8.3Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
8.4Bank Expenses. At any time after the occurrence and during the continuation of an Event of Default, Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
8.5Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
8.6No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

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8.7Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
8.8Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
8.9Shares. Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.
10.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile or email to Borrower or to Bank, as the case may be, at its addresses set forth below:
If to Borrower:            ON24, INC.
50 Beale Street, 8th Floor
San Francisco, CA 94105
Attn: General Counsel
FAX: [***]
Email: [***]

If to Bank:            Comerica Bank
M/C 7578
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services

with a copy to:            Comerica Bank
333 W. Santa Clara St., 12th Floor
San Jose, CA 95113
Attn: Liz McDonald
FAX: [***]
Email: [***]

Comerica Bank – Sixth A&R Loan and Security Agreement Page 18 August 31, 2021

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.CHOICE OF LAW, VENUE, AND JURISDICTION; JURY TRIAL WAIVER.
8.1THE PARTIES HEREBY AGREE THAT THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS, INSTRUMENTS AND AGREEMENTS RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS. BORROWER AND BANK EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF CALIFORNIA, AND ANY APPELLATE COURT THEREOF, (II) AGREES THAT ALL ACTIONS AND PROCEEDINGS BASED UPON, ARISING OUT OF, RELATING TO OR OTHERWISE CONCERNING THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT RELATED TO THIS AGREEMENT, INCLUDING ALL CLAIMS FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, SHALL SOLELY AND EXCLUSIVELY BE BROUGHT, HEARD, AND DETERMINED (LITIGATED) IN SUCH COURTS, (III) ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE SOLE AND EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, (IV) WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED UPON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO BRINGING OR MAINTAINING ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION, AND (V) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY SUCH OTHER DOCUMENT, INSTRUMENT OR AGREEMENT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY LIENS OR SECURITY INTERESTS IN FAVOR OF BANK ON ANY OF BORROWER’S PROPERTIES OR ASSETS.
8.2JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.
12.JUDICIAL REFERENCE PROVISION.
8.1In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
8.2With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).
8.3The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation,

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set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Judicial Reference Provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference proceeding pursuant to this Judicial Reference Provision as provided herein.
8.4The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
8.5The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
8.6The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
8.7Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
8.8The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
8.9If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or

Comerica Bank – Sixth A&R Loan and Security Agreement Page 20 August 31, 2021

justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
8.10THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS JUDICIAL REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS JUDICIAL REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.GENERAL PROVISIONS.
8.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
8.2INDEMNIFICATION AND HOLD HARMLESS. WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, IN-HOUSE AND OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO BANK AND TERMINATION OF THIS AGREEMENT.
8.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
8.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
8.5Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

Comerica Bank – Sixth A&R Loan and Security Agreement Page 21 August 31, 2021

8.6Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
8.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
8.8Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information. .
8.9Publicity. Bank may, with Borrower’s consent which shall not be unreasonably withheld, (i) disclose the name of Borrower and the existence of the credit facilities described herein in marketing, promotions and advertising, including, without limitation, press releases, presentations, publications, internet websites, e-mails, and internet advertisements, and (ii) display Borrower’s logo and/or trademark on its website and other marketing materials consistent with Bank’s practices with respect to its loan portfolio.
8.10Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
8.11Electronic Signatures. The parties agree that this Agreement and each of the other Loan Documents may be executed by electronic signatures. The parties further agree that the electronic signature of a party to this Agreement and each of the other Loan Documents shall be as valid as an original manually executed signature of such party and shall be effective to bind such party to this Agreement or such other Loan Document, and that any electronically signed document (including this Agreement and such other Loan Document) shall be deemed (i) to be “written” or “in writing,” and (ii) to have been “signed” or “duly executed”.  For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means or a signature through an electronic signature technology platform.  Notwithstanding the foregoing, Bank may require original manually executed signatures. If Bank determines in its sole discretion that the Agreement has not been timely executed by Borrower, then the Agreement shall be considered null and void. Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any loan party, including, but not limited to Borrower, in connection therewith.
8.12Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement and the Obligations (as defined in the Original Agreement) thereunder and all such Obligations are in all respects continuing but as modified as provided in this Agreement.  All security interests granted by Borrower under the Original Agreement and under each Loan Document executed in connection with the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement from the date initially granted.  Without limiting the foregoing, each reference to the term “Loan Agreement” in any Loan Document executed in connection with the Original

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Agreement is hereby amended to, and shall, mean and refer to this Agreement.  Unless any Loan Document has been expressly amended and restated pursuant to this Agreement, any Loan Document as defined in, or executed pursuant to, the Original Agreement shall constitute a Loan Document hereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written. Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound by, all of the terms and conditions of this Agreement.

ON24, INC., a Delaware corporation

By: /s/ Steven Vattuone

Name: Steven Vattuone
Title: Chief Financial Officer

COMERICA BANK, a Texas banking association

By: /s/ Elizabeth McDonald

Name: Elizabeth McDonald
Title: Vice President

Comerica Bank – Sixth A&R Loan and Security Agreement Signature Page

EXHIBIT A
DEFINITIONS
“Accounts” mean all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Acquisition” is any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.
“Adjusted EBITDA” means [***].
“Advance” or “Advances” mean a cash advance or cash advances under the Revolving Line.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Annualized Renewal Rate” means (x) one hundred percent (100%) less (y) the trailing twelve (12) months Churn Rate.
“Applicable Margin” means zero percent (0%) per annum for the Advances.
“Bank Expenses” mean all costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.
“Board of Directors” means the Board of Directors of Borrower.
“Borrower State” means Delaware, the state under whose laws Borrower is organized.
“Borrower’s Books” mean all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means (i) prior to the Cash Trigger Event, the amount of the Revolving Line, and (ii) on and after the occurrence of the Cash Trigger Event, as of any date of determination, an amount equal to (a) the trailing five (5) months Recurring Revenue for the most recently ended calendar month, multiplied by (b) the Annualized Renewal Rate, in each case as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower or from other information then available to Bank including information obtained from audits of the

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

Collateral and working capital or other similar audits conducted by or on behalf of Bank and the SaaS Reports, less such reserves as may be established, by Bank from time to time in its good faith credit judgment.
“Borrowing Base Certificate” means the certificate substantially in the form attached hereto as Exhibit D.
“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
“Cash” means unrestricted cash and cash equivalents.
“Cash Trigger Event” means the date on which the sum of (i) Borrower’s Cash held in deposit accounts maintained with Bank as required pursuant to Section 6.6 plus (ii) Borrower’s Cash held in accounts maintained with an institution other than Bank which are covered by control agreements in form and substance satisfactory to Bank, equals less than One Hundred Million Dollars ($100,000,000).
“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Change in Deferred Revenue” means, an amount measured as of the last day of each fiscal quarter, equal to (x) the deferred revenue balance (determined in accordance with GAAP) as of the last day of such fiscal quarter, minus (y) the deferred revenue balance (determined in accordance with GAAP) for the quarter ended twelve (12) months prior to the last day of such fiscal quarter.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including without limitation, any risk-based capital guidelines or any interpretation, administration, request, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Chief Executive Office State” means where Borrower’s chief executive office is located, which as of the Closing Date is California.
“Churn Rate” means [***].

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.
“Collateral State” means the state or states where the Collateral is located, which as of the Closing Date, is California and Colorado.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed One Million Dollars ($1,000,000).
“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.
“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:
(1)for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

the applicable principal amount of Obligations hereunder which is to bear interest on the basis of the Daily Adjusting LIBOR Rate and for a period equal to one (1) month;
divided by
(2)1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.
provided, however, and notwithstanding anything to the contrary set forth in the Agreement, if at any time the Daily Adjusting LIBOR Rate determined as provided above would be less than zero percent (0%) then the Daily Adjusting LIBOR Rate shall be deemed to be zero percent (0%) per annum for all purposes of the Agreement (the “Daily Adjusting LIBOR 0% Floor”). Each calculation by Bank of the Daily Adjusting LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.
“Dollars” mean lawful money of the United States.
“Environmental Laws” mean all laws, rules, regulations, orders and the like issued by any federal, state, municipal, local, foreign, or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“Equity Interests” mean, with respect to any Person, the capital stock, partnership, membership or limited liability company interest, or other equity securities or equity ownership interest of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Subsidiary” means a Subsidiary that is not organized under the laws of the United States or any state, district or territory thereof.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the Credit Card Services Sublimit, if any.

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means any Copyrights, Patents, Trademarks, service marks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing.
“Inventory” means all present and future inventory in which Borrower has any interest.
“Investment” means any beneficial ownership (including Equity Interests) of any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).
“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed Four Million Dollars ($4,000,000).
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” mean, collectively, this Agreement, any guaranty, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means (i) a material adverse change in Borrower’s business or financial condition, (ii) a material impairment in the ability of Borrower to repay all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.
“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Obligations” mean all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Patents” mean all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” mean all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Acquisition” is any Acquisition which is conducted in accordance with the following requirements: (a) of a business or Person or product engaged in a line of business related to that of Borrower or its Subsidiaries; (b) if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply,

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

with Section 6.11 hereof or (ii) such Person shall be merged with and into Borrower (with Borrower being the surviving entity); (c) if such Acquisition is structured as the acquisition or in-licensing of assets, (i) such assets shall be acquired by Borrower that complies with Section 6.11 immediately prior to the closing of such Acquisition; (ii) such assets shall constitute “Collateral;” and (iii) such assets shall be free and clear of Liens other than Permitted Liens; (d) Borrower shall have delivered to Bank not less than fifteen (15) nor more than sixty (60) days prior to the date of such Acquisition, notice of such Acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, in each case in form and substance reasonably satisfactory to Bank and demonstrating compliance with the covenants set forth in Section 6.7 hereof on a pro forma basis as if such Acquisition occurred on the first day of the most recent measurement period; (e) both immediately before and after such Acquisition no Event of Default shall have occurred and be continuing; (f) the sum of the purchase price of such proposed new Acquisition, computed on the basis of total acquisition consideration paid, incurred or to be paid in cash by Borrower (or any Subsidiary of Borrower) with respect thereto shall not be greater than One Million Dollars ($1,000,000) individually or in the aggregate for all such Acquisitions except as otherwise approved by Bank in writing prior to such Acquisition; and (g) such Acquisition shall have been approved by Bank in Bank’s reasonable discretion after satisfactory due diligence and review by Bank’s investment committee, including review of the financial performance and cash burn relative to Borrower’s existing business.
“Permitted Indebtedness” means:
(a)Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)Indebtedness not to exceed Seven Million Dollars ($7,000,000) in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;
(d)Subordinated Debt;
(e)Indebtedness to trade creditors and intercompany payables incurred in the ordinary course of business;
(f)Indebtedness that constitutes a Permitted Investment; and
(g)Extensions, re-financings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” mean:
(a)Investments existing on the Closing Date disclosed in the Schedule;
(b)(i) Marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) commercial paper maturing no more than two (2) years from the date of creation thereof and currently having rating of at least A-3 or P-3 from either Standard & Poor’s Rating Service or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than two (2) years from the date of investment therein, and (iv) Bank’s money market accounts and deposit accounts;

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

(c)Repurchases of Equity Interests from former employees, directors, or consultants of Borrower under the terms of applicable equity repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to Borrower regardless of whether an Event of Default exists;
(d)Investments accepted in connection with Permitted Transfers;
(e)Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year;
(f)Investments not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrower or its Subsidiaries pursuant to employee equity purchase agreements approved by Borrower’s Board of Directors, provided that any repayment of such loans or advances will not reset the amount for the applicable fiscal year;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; and
(j)Permitted Acquisitions.
“Permitted Liens” mean:
(a)Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;
(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;
(c)Liens securing Indebtedness not to exceed Seven Million Dollars ($7,000,000) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;
(d)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses Error! Reference source not found. through

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

Error! Reference source not found. above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and
(e)Liens relating to Subordinated Debt, if approved by Bank and if appropriate subordination agreements or intercreditor agreements, containing terms satisfactory to Bank in its sole discretion, have been delivered to Bank;
(f)Liens securing Indebtedness permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”;
(g)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements); and
(h)Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts.
“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:
(a)Inventory in the ordinary course of business;
(b)Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;
(c)Worn-out, obsolete, or surplus Equipment;
(d)Transfers that are explicitly permitted by Section 7; or
(e)Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Million Dollars ($1,000,000) during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.
“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.
“Recurring Revenue” means [***].

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A

“Request for Advance” means a Loan Advance/Paydown Request Form issued by the Borrower under the Agreement in the form annexed to this Agreement as Exhibit C.
“Responsible Officer” means each of the Authorized Signers set forth in the Corporation Resolutions and Incumbency Certification Authority to Procure Loans.
“Restricted Agreement” is any material license or other material agreement (other than over-the-counter software that is commercially available to the public and “open source” licenses) to which Borrower is a party or under which Borrower is bound (including licenses and agreements under which Borrower is the licensee): (a) that prohibits or otherwise restricts Borrower from assigning to Bank, or granting to Bank a Lien in, Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.
“Revolving Line” means a Credit Extension of up to Fifty Million Dollars ($50,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit, and the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves under the Credit Card Services Sublimit).
“Revolving Maturity Date” means August 31, 2024.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” has the meaning set forth in Section 4.4.
“SOS Reports” mean the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State, Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the Equity Interests of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Trademarks” mean any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“United States” means the United States of America.

Comerica Bank – Sixth A&R Loan and Security Agreement Exhibit A